UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 10, 2008

VISUAL MANAGEMENT SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	333-133936 (Commission File Number)	68-0634458 (IRS Employer Identification Number)
1000 Industrial Way North, Suite C Toms River, New Jersey 08755 (Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (732) 281-1355

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

ITEM 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

On June 10, 2008, Visual Management Systems, Inc. (the Company”) issued a promissory note (the "New Note") in the principal amount of $267,192 to a pension plan formed for the benefit of Jay Russ, a member of the Company’s Board of Directors, in exchange for the surrender of a promissory note in the principal amount of $250,000 (the “Old Note”) which was issued by the Company to an individual lender in October 2007 and assigned to the pension plan before the exchange. At the time of the exchange, accrued and unpaid interest under the Old Note, which was past due, was $17,292. The New Note provides for interest at a rate of 10% per annum and becomes due on December 10, 2008. As further consideration for entering into the exchange transaction, the Company issued to Mr. Russ options to acquire 20,000 shares of the Company’s common stock under the Company’s Equity Incentive plan at an exercise price of $0.40 per share.

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On June 10, 2008 the Company appointed J.D. Gardner as Chief Financial Officer.  Mr. Gardner replaces Frank Schmid, who was serving as Interim Chief Financial Officer. Mr Schmid has resumed his duties as the Company’s Controller.

During 2008 until his appointment as Chief Financial Officer, Mr. Gardner served as a consultant to our finance and accounting department via consulting firm Friedman Williams Group, which was compensated $65,558.75 for his services during that period. From May 2005 to February 2008, Mr. Gardner served as Chief Financial Officer and Chief Operating Officer of Amedia Networks, Inc., a publicly held company engaged in developing next generation ultra broadband switched Ethernet home gateways and home networking solutions for voice video and data services. From January 2005 through May 2005, Mr. Gardner served as Chief Operating Officer of dotPhoto, a private company engaged in on-line photo processing and wireless application development for cellular telephones. From January 2002 through April 2004, Mr. Gardner served as Chief Executive Officer of Comstar Interactive, a private company engaged in the wireless credit card processing field. For the first 27 years of his career, Mr. Gardner worked for AT&T and BellSouth in a number of treasury, accounting and finance positions.  He served as CFO at BellSouth Wireless Data (renamed Cingular Interactive) and BellSouth Mobile Data. Mr. Gardner also held several other senior executive positions at BellSouth and AT&T in the areas of financial management, domestic and international corporate finance, issuing debt and equity and the related rating agency and investment banking interfaces, and shareholder relations. Mr. Gardner has an M.S. from the Stanford Graduate School of Business, an M.B.A. from Fairleigh Dickinson University and a B.A. from Wartburg College.

We have entered into an employment agreement with Mr. Gardner which provides for an annual base salary of $156,000 and quarterly bonus payments of $5,000 each if we file our Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K on a timely basis. If a report is filed beyond the due date but within the applicable extension period provided under SEC regulations, the bonus is reduced to $3,000. Mr. Gardner’s employment agreement has a term of two years which expires in June 2010 unless either party provides a notice of termination 60 days prior to the expiration of the agreement. If we terminate Mr. Gardner’s agreement without “cause” (as defined in the agreement) or if he terminates the agreement for “cause” (as defined in the agreement), Mr. Gardner is entitled to a cash payment of $25,000 if the termination occurs during the first year of the agreement, a $50,000 cash payment if the termination occurs in the second year of the agreement and a cash payment equal to 50% of his annualized base compensation if the termination occurs after the second year of the agreement. In addition, Mr. Gardner will be entitled to payment of accrued and unused vacation for the year of termination and payment of prorated bonus compensation, if any, for the year of termination, if we terminate his employment without cause or if he terminates the agreement for cause.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Visual Management Systems, Inc. (Registrant)

Dated: June 16, 2008	By:	/s/ Jason Gonzalez
	Name:	Jason Gonzalez
	Title:	President and Chief Executive Officer